Pricing Supplement No. 2003B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated April 30, 2014; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$1,506,000 Buffered Knock-In Securities Linked to the EURO STOXX 50® Index due July 6, 2016
General
•
The securities linked to the EURO STOXX 50® Index due July 6, 2016 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the EURO STOXX 50® Index (the “Underlying”). A Knock-In Event will occur if the closing level of the Underlying is equal to or less than 95.00% of the Initial Level on any day during the first six months after the Trade Date. If the Final Level is greater than the Initial Level and a Knock-In Event has occurred, investors will receive the Face Amount of securities at maturity plus a leveraged return equal to 2 times the Underlying Return. If the Final Level is greater than the Initial Level and a Knock-In Event has not occurred, investors will receive the Face Amount of securities at maturity plus an unleveraged return equal to the Underlying Return. If the Final Level is equal to or less than the Initial Level by an amount not greater than the Buffer Amount of 4.00%, investors will receive the Face Amount of securities at maturity. However, if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount, investors will lose 1.0417% of their initial investment for every 1.00% by which the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their initial investment if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due July 6, 2016.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on April 30, 2014 (the “Trade Date”) and are expected to settle on May 6, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	EURO STOXX 50® Index (Ticker: SX5E)
Issue Price:	100% of the Face Amount
Knock-In Event:	A Knock-In Event occurs if, on any day during the Monitoring Period, the closing level of the Underlying is equal to or less than the Knock-In Level.
Monitoring Period:	The period from but excluding the Trade Date to and including October 30, 2014
Knock-In Level:	3,038.47, equal to 95.00% of the Initial Level
Payment at Maturity:	• If the Final Level is greater than the Initial Level and a Knock-In Event has occurred, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Underlying Return x Upside Leverage Factor)
• If the Final Level is greater than the Initial Level and a Knock-In Event has not occurred, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Underlying Return)

•      If the Final Level is equal to or less than the Initial Level by an amount not greater than the Buffer Amount, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities.

•      If the Final Level is less than the Initial Level by an amount greater than the Buffer Amount, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 × (Underlying Return + Buffer Amount) x Downside Participation Factor]

If the Final Level is less than the Initial Level by an amount greater than the Buffer Amount, you will lose 1.0417% of your initial investment for every 1.00% by which the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $978.90 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$10.00	$990.00
Total	$1,506,000.00	$15,060.00	$1,490,940.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,506,000.00	$193.97

Deutsche Bank Securities
April 30, 2014

(Key terms continued from previous page)

Underlying Return:	The Underlying Return, expressed as a percentage, will equal: Final Level – Initial Level Initial Level The Underlying Return may be positive, zero or negative.
Initial Level:	3,198.39, equal to the closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Final Valuation Date
Buffer Amount:	4.00%
Upside Leverage Factor:	200.00%
Downside Participation Factor:	104.17%
Trade Date:	April 30, 2014
Settlement Date:	May 6, 2014
Final Valuation Date†:	June 30, 2016
Maturity Date†:	July 6, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RJZ7
ISIN:	US25152RJZ73
† Subject to adjustment as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities, Assuming a Range of Performances for the Underlying?

The following table illustrates a range of hypothetical Payments at Maturity on the securities. The table and the examples below reflect the Upside Leverage Factor of 200.00%, the Buffer Amount of 4.00% and the Downside Participation Factor of 104.17%. The Knock-In Level is 95.00% of the Initial Level and is set forth on the cover of this pricing supplement. The results set forth below are for illustrative purposes only. The actual return on the securities will be based on the Underlying Return, which will be based on the performance of the Underlying as measured on the Final Valuation Date, and on whether or not a Knock-In Event occurs, which will depend on whether the closing level of the Underlying is equal to or less than the Knock-In Level on any day during the six-month Monitoring Period. The numbers appearing in the table and examples below have been rounded for ease of analysis.

	A Knock-In Event Does Occur During the Monitoring Period		A Knock-In Event Does Not Occur During the Monitoring Period
Underlying Return	Return on the Securities	Payment at Maturity	Return on the Securities	Payment at Maturity
100.00%	200.00%	$3,000.00	100.00%	$2,000.00
90.00%	180.00%	$2,800.00	90.00%	$1,900.00
80.00%	160.00%	$2,600.00	80.00%	$1,800.00
70.00%	140.00%	$2,400.00	70.00%	$1,700.00
60.00%	120.00%	$2,200.00	60.00%	$1,600.00
50.00%	100.00%	$2,000.00	50.00%	$1,500.00
40.00%	80.00%	$1,800.00	40.00%	$1,400.00
30.00%	60.00%	$1,600.00	30.00%	$1,300.00
20.00%	40.00%	$1,400.00	20.00%	$1,200.00
15.00%	30.00%	$1,300.00	15.00%	$1,150.00
10.00%	20.00%	$1,200.00	10.00%	$1,100.00
0.00%	0.00%	$1,000.00	0.00%	$1,000.00
-2.00%	0.00%	$1,000.00	0.00%	$1,000.00
-4.00%	0.00%	$1,000.00	0.00%	$1,000.00
-10.00%	-6.25%	$937.50	-6.25%	$937.50
-20.00%	-16.67%	$833.33	-16.67%	$833.33
-30.00%	-27.08%	$729.16	-27.08%	$729.16
-40.00%	-37.50%	$624.99	-37.50%	$624.99
-50.00%	-47.92%	$520.82	-47.92%	$520.82
-60.00%	-58.34%	$416.65	-58.34%	$416.65
-70.00%	-68.75%	$312.48	-68.75%	$312.48
-80.00%	-79.17%	$208.31	-79.17%	$208.31
-90.00%	-89.59%	$104.14	-89.59%	$104.14
-100.00%	-100.00%	$0.00	-100.00%	$0.00

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Level is greater than the Initial Level, resulting in an Underlying Return of 15.00%, and a Knock-In Event has occurred. Because the Final Level is greater than the Initial Level and a Knock-In Event has occurred (meaning the closing level of the Underlying on at least one day during the Monitoring Period was equal to or less than the Knock-In Level), the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return x Upside Leverage Factor)

$1,000 + ($1,000 x 15.00% x 200.00%) = $1,300.00

Example 2: The Final Level is greater than the Initial Level, resulting in an Underlying Return of 15.00%, and a Knock-In Event has not occurred. Because the Final Level is greater than the Initial Level and a Knock-In Event has not occurred (meaning the closing level of the Underlying on all days during the Monitoring Period was greater than the Knock-In Level), the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return)

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 3: The Final Level is less than the Initial Level by an amount not greater than the Buffer Amount, resulting in an Underlying Return of -2.00%. Because the Final Level is less than the Initial Level by an amount not greater than the Buffer Amount, regardless of whether or not a Knock-In Event has occurred, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The Final Level is less than the Initial Level by an amount greater than the Buffer Amount, resulting in an Underlying Return of -20.00%. Because the Final Level is less than the Initial Level by an amount greater than the Buffer Amount, regardless of whether or not a Knock-In Event has occurred, the investor receives a Payment at Maturity of $833.33 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 × (-20.00% + 4.00%) x 104.17%] = $833.33

Selected Purchase Considerations

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CONTINGENT LEVERAGED APPRECIATION POTENTIAL — A Knock-In Event will occur if, on any day during the Monitoring Period (i.e., the first 6 months after the Trade Date), the closing level of the Underlying is equal to or less than 95.00% of the Initial Level of the Underlying. If a Knock-In Event has occurred during the Monitoring Period, the securities provide the opportunity to enhance positive returns by multiplying a positive Underlying Return by the Upside Leverage Factor of 200.00%. However, if a Knock-In Event has not occurred during the Monitoring Period, you will participate in any appreciation of the Underlying on an unleveraged basis. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your securities is protected against a percentage decline in the Final Level, as compared to the Initial Level, of up to the Buffer Amount, subject to our ability to pay our obligations as they become due. If such percentage decline is greater than the Buffer Amount, for every 1.00% decline beyond the Buffer Amount, you will lose 1.0417% of your initial investment, and you may lose up to your entire initial investment as a result.

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RETURN LINKED TO THE PERFORMANCE OF THE EURO STOXX 50® INDEX — The return on the securities, which may be positive, zero or negative, is linked to the performance of the EURO STOXX 50® Index. The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the stocks composing the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your initial investment. The return on the securities at maturity is based on whether the Underlying Return is positive or negative and, if the Underlying Return is positive, on whether a Knock-In Event has occurred. Whether or not a Knock-In Event has occurred, if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount, you will lose 1.0417% of your initial investment for every 1.00% by which the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. In this scenario, you will lose some or all of your initial investment. Any payment at maturity is subject to our ability to meet our obligations as they become due.

•
YOU WILL RECEIVE LEVERAGED APPRECIATION ONLY IF A KNOCK-IN EVENT HAS OCCURRED DURING THE MONITORING PERIOD — You will receive your initial investment plus a return equal to the Underlying Return multiplied by the Upside Leveraged Factor of 200.00% only if the Final Level is greater than the Initial Level on the Final Valuation Date and a Knock-In Event has occurred during the Monitoring Period, meaning that the closing level of the Underlying is equal to or less than 95.00% of the Initial Level on at least one day during the first six months after the Trade Date. If a Knock-In Event has not occurred, meaning that the closing level of the Underlying is greater than 95.00% of the Initial Level on all days during the first six months after the Trade Date, you will not participate on a leveraged basis in any appreciation of the Underlying. Because the closing level of the Underlying needs to decrease to a level equal to or less than 95.00% of the Initial Level on at least one day during the Monitoring Period in order for a Knock-In Event to occur, you will not benefit from the Upside Leverage Factor unless the closing level of the Underlying increases from a level equal to or less than the Knock-In Level during the Monitoring Period to a level above the Initial Level on the Final Valuation Date.

•	NO COUPON PAYMENTS — We will not pay any coupon payments with respect to the securities.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Underlying includes component stocks that are issued by companies incorporated outside of the U.S. Because the Underlying includes component stocks traded outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Underlying and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Underlying are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

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THE UNDERLYING RETURN WILL NOT BE ADJUSTED FOR CHANGES IN THE EURO RELATIVE TO THE U.S. DOLLAR — The Underlying is composed of stocks denominated in, and the level of the Underlying is calculated in, Euros. Because the level of the Underlying is calculated in Euros and not in U.S. dollars, the performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro appreciates or depreciates relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•
WE ARE ONE OF THE COMPANIES THAT MAKE UP THE UNDERLYING — We are one of the companies currently included in the Underlying. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Underlying. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the Underlying, or your securities. None of the other companies represented in the Underlying will be involved in the offering of the securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

•
IF THE LEVEL OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying. Changes in the level of the Underlying may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. We and our affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the level of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the closing level of the Underlying on any day during the Monitoring Period is equal to or less than the Knock-In Level, thereby causing a Knock-In Event;

•	the expected volatility of the Underlying;

•	the composition of the Underlying and any changes to the stocks composing the Underlying;

•	the time remaining to the maturity of the securities;

•	the market prices of and dividend rates on the stocks composing the Underlying and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or its affiliates expects to conduct trading and hedging activities for us in connection with the securities, DBSI or its affiliates will likely profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The determination of a market disruption event by the calculation agent could adversely affect the amount payable at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the daily closing levels of the Underlying from April 24, 2009 through April 24, 2014. The closing level of the EURO STOXX 50® Index on April 30, 2014 was 3,198.39. We obtained the historical closing levels of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession of 1.00% or $10.00 per $1,000 Face Amount of securities in connection with the sale of the securities. DBSI may pay custodial fees of up to 1.00% or $10.00 per $1,000 Face Amount of securities to certain other broker-dealers. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is the fourth business day following the Trade Date. Under Rule 15c6-1 of the securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.